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CUSIP No. 864909106                   13G                      Page 1 of 5 Pages
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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Initial Filing)*

                          SUCAMPO PHARMACEUTICALS, INC.
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                                (Name of Issuer)

                              CLASS A COMMON STOCK
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                         (Title of Class of Securities)

                                    864909106
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                                 (CUSIP Number)

                                December 31, 2007
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             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]   Rule 13d-1(b)

[_]   Rule 13d-1(c)

[X]   Rule 13d-1(d)

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      * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 864909106                   13G                      Page 2 of 5 Pages
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     1   NAME OF REPORTING PERSONS: Astellas Pharma Inc.


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     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a)  [_]
                                                          (b)  [ ]
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     3   SEC USE ONLY

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     4   CITIZENSHIP OR PLACE OF ORGANIZATION             Japan
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                       5    SOLE VOTING POWER             1,253,750
    NUMBER OF         ----------------------------------------------------------
     SHARES            6    SHARED VOTING POWER           -0-
  BENEFICIALLY        ----------------------------------------------------------
  OWNED BY EACH        7    SOLE DISPOSITIVE POWER        1,253,750
    REPORTING         ----------------------------------------------------------
   PERSON WITH         8    SHARED DISPOSITIVE POWER      -0-
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      9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY
         EACH REPORTING PERSON:                           1,253,750
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     10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES                          [_]
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     11  PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (9):                            8.1%
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     12  TYPE OF REPORTING PERSON:                        CO
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CUSIP No. 864909106                   13G                      Page 3 of 5 Pages
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Item 1(a)   Name of Issuer:

            Sucampo Pharmaceuticals, Inc.

Item 1(b)   Address of Issuer's Principal Executive Offices:

            4520 East West Highway, Third Floor
            Bethesda, Maryland 20814

Item 2(a)   Name of Person Filing:

            Astellas Pharma Inc.

Item 2(b)   Address of Principal Business Office:

            3-11, Nihonbashi-Honcho 2-chome
            Chuo-ku, Tokyo 103-8411
            Japan

Item 2(c)   Citizenship:

            Japan

Item 2(d)   Title of Class of Securities:

            Class A Common Stock

Item 2(e)   CUSIP Number:

            864909106

Item 3 If this statement is filed pursuant to ss.ss. 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

            Not applicable.

Item 4      Ownership.

            Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

            (a)   Amount beneficially owned: 1,253,750 shares

            (b)   Percent of class: 8.1%

            (c)   Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote: 1,253,750

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CUSIP No. 864909106                   13G                      Page 4 of 5 Pages
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                  (ii)  Shared power to vote or to direct the vote: 0

                  (iii) Sole power to dispose or to direct the disposition of:
                        1,253,750

                  (iv)  Shared power to dispose or to direct the disposition of:
                        0

Item 5      Ownership of Five Percent or Less of a Class.

            Not applicable.

Item 6      Ownership of More than Five Percent on Behalf of Another Person.

            Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

            Not applicable.

Item 8      Identification and Classification of Members of the Group.

            Not applicable.

Item 9      Notice of Dissolution of Group.

            Not applicable.

Item 10     Certification:

            Not applicable.

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CUSIP No. 864909106                   13G                      Page 5 of 5 Pages
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                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 2008

ASTELLAS PHARMA INC.

/s/ Hirofumi Onosaka
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By:  Hirofumi Onosaka
Its: Senior Corporate Officer
     CFO & Chief Strategy Officer